Exhibit 99.1

Worksport (WKSP) Reports 30% Dealer Network Growth; Debuts AL4 Premium Tonneau Cover on E-Commerce Platform

Company Adds 24 New Dealer Locations in Early 2025, Initiates Flagship AL4 Cover Availability at Worksport.com

West Seneca, New York, February 26, 2025 — Worksport Ltd. (NASDAQ: WKSP) (“Worksport” or the “Company”), a U.S. based manufacturer and innovator of hybrid and clean energy solutions for the light truck, overlanding, and global consumer goods sectors, is pleased to announce two new sales milestones. The Company’s dealer network has expanded by 30% in the first two months of 2025, and, following an ongoing production ramp-up driven by strong early feedback, initial models of its AL4 Premium Tonneau Cover are now officially available for purchase at www.worksport.com.

AL4 Tonneau Cover Now Live Online

The AL4, Worksport’s newly introduced flagship tonneau cover, combines premium materials and design features to offer superior durability, streamlined installation, and user-friendly functionality (see Figure 1 below). Through the Company’s direct-to-consumer (D2C) sales platform, customers can immediately place orders, track shipments, and take advantage of Worksport’s American customer support team. Worksport expects 5 available models by the end of February 2025 and expects to add new models to the AL4 lineup every month.

While Worksport has increased sales from $1.5M in 2023 to a run rate of approximately $1MM per month in 2024, the Company believes the AL4 premium cover will be its best-selling tonneau cover, driving the sales and margins for 2025.

Steven Rossi, CEO of Worksport, commented: “We are excited to bring the AL4 cover directly to consumers through our e-commerce website, especially after the positive reception we’ve seen from distributors and our growing dealer network. This marks a significant step in Worksport’s evolution, as we continue to scale production to meet growing demand. We believe the AL4’s success will pave the way for future product launches, including our forthcoming clean-tech solutions – the SOLIS solar tonneau cover and the COR portable nano-grid system.”

Alignment with Future Growth

By offering the AL4 cover on its e-commerce store, Worksport.com, the Company continues to bolster its direct-to-consumer presence, complementing its expanding distribution network, which is expected to maintain momentum in the coming months. This move also lays the groundwork for upcoming releases, including the SOLIS solar tonneau cover and the COR mobile power system, planned for later this year. Management believes these innovations, combined with the AL4’s anticipated success, will drive revenue growth and strengthen shareholder value in the months ahead.

Figure 1. Worksport AL4 Cover- Features

Learn more, here: https://investors.worksport.com.

Stay tuned for more information and join our mailing list to stay up to date with the latest. Join Worksport’s Newsletter

About Worksport

Worksport Ltd. (Nasdaq: WKSP), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, portable power systems, and clean heating & cooling solutions. Worksport has an active partnership with Hyundai for the SOLIS Solar cover. Additionally, Worksport’s hard-folding cover, designed and manufactured in-house, is compatible with all major truck models and is gaining traction with newer truck makers including the electric vehicle (EV) sector. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and Cold-Climate Heat Pump (CCHP) technology. Terravis Energy’s website is terravisenergy.com.

For more information, please visit investors.worksport.com.

Connect with Worksport

Please follow the Company’s social media accounts on X (previously Twitter), Facebook,

LinkedIn, YouTube, and Instagram (collectively, the “Accounts”), the links of which are links to external third-party websites, as well as sign up for the Company’s newsletters at investors.worksport.com. The Company does not endorse, ensure the accuracy of, or accept any responsibility for any content on these third-party websites other than content published by the Company.

Product social media	Investor social media
Instagram	X (formerly Twitter)
Facebook	LinkedIn
YouTube	Link to Newsletter

Investors and others should note that the Company announces material financial information to our investors using our investor relations website, press releases, Securities and Exchange Commission (“SEC”) filings, and public conference calls and webcasts. The Company also uses social media to announce Company news and other information. The Company encourages investors, the media, and others to review the information the Company publishes on social media.

The Company does not selectively disclose material non-public information on social media. If there is any significant financial information, the Company will release it broadly to the public through a press release or SEC filing prior to publishing it on social media.

For additional information, please contact:

Investor Relations, Worksport Ltd. T: 1 (888) 554-8789 -128 W: investors.worksport.com W: www.worksport.com E: investors@worksport.com

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “scheduled,” “expect,” “future,” “intend,” “plan,” “project,” “envisioned,” “should,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. These statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) supply chain delays; (ii) acceptance of our products by consumers; (iii) delays in or nonacceptance by third parties to sell our products; and (iv) competition from other producers of similar products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including, without limitation, our latest Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.